EXHIBIT 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Dice Inc.	Delaware

eFinancialCareers, Inc.	Delaware

eFinancialGroup Limited	United Kingdom

eFinancialCareers Limited	United Kingdom

Dice Career Solutions, Inc.	Delaware

Hay Holdings Limited	British Virgin Islands

eFinancial Careers Pte. Ltd.	Singapore

eFinancialCareers (Australia) Pty Limited	Australia

Targeted Job Fairs, Inc.	Delaware

eFinancialCareers Canada Inc.	Nova Scotia

Rigzone.com, Inc.	Texas

WorldWideWorker DB B.V.	Netherlands

Worldwideworker.com FZ-LLC	Dubai

DHI Careers Limited	United Kingdom

Slashdot Media Limited (formerly known as Geeknet Media, Ltd.)	United Kingdom

WorkDigital Limited	United Kingdom

eFinancialCareers (Beijing) Company Limited	China

onTargetJobs, Inc.	Delaware

onTargetJobs Canada, Inc.	British Columbia

Jobboard Enterprises Limited	United Kingdom

Jobboard Enterprises GmbH	Germany

Jobboard Enterprises B.V.	Netherlands

OilCareers Limited	United Kingdom

OilCareers.com, Inc.	Delaware

OilCareers Pty Limited	Australia